UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2017

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02    Termination of a Material Definitive Agreement

As previously reported in Nektar’s Form 10-Q filed on August 9, 2017, Nektar Therapeutics, a Delaware corporation (“Nektar”), filed a request for re-examination of the negative opinion adopted by the European Medicines Agency’s Committee for Medicinal Products for Human Use (“CHMP”) for the conditional marketing authorization application for ONZEALD™ in the European Union (the “CHMP Appeal”). We noted that if we were not successful with the CHMP Appeal, and Daiichi Sankyo Europe GmbH (“Daiichi”) exercised its right to terminate the Collaboration Agreement and License Agreement (“Collaboration Agreement”) between Nektar and Daiichi, under the terms of the original Collaboration Agreement, we would be obligated to pay to Daiichi a $12.5 million termination payment. On December 6, 2017, Nektar received notice of termination from Daiichi of the Collaboration Agreement which will become effective as of February 4, 2018. As a result of this termination, Nektar will pay to Daiichi a $12.5 million termination payment and all rights and licenses granted to Daiichi under the Collaboration Agreement will revert exclusively to Nektar. This payment does not change Nektar’s 2017 financial guidance, which was provided in the financial results call conducted on November 7, 2017. Please refer to Nektar's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2016, for a full description of the Collaboration Agreement.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Mark A. Wilson
Mark A. Wilson General Counsel and Secretary

Date:	December 12, 2017